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                             CERTIFICATE OF ACCURACY

This is to certify that the translation described below is, to the best of our knowledge and belief, a true and accurate rendition of the original document.

Job Number:                         96282
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Job Name:                           WACHTELL, LIPTON, ROSEN & KATZ
                                    ------------------------------

Job Description:                    HR 71074 SEPT 26 2006 (EDITING)
                                    -------------------------------

Language from:  SPANISH                     into:  ENGLISH
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Date:  NOVEMBER 27, 2006                    /S/ PAUL M. MARTINEZ
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                                            Paul M. Martinez
                                            Project Manager
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STATE OF NEW YORK, COUNTY OF KINGS

Subscribed and sworn to before me
this date of November 27, 2006



/s/ Robert J. Mazza
NOTARY PUBLIC

               ROBERT J. MAZZA
      Notary Public, State of New York
               No. 02MA5057911
          Qualified in Kings County
      Commission Expires April 1, 2010

            A Member of the International Family of Bowne Companies


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Acciona
                                                                        Acciona
                                                          Avenida de Europa, 18
                                                 Parque Empresarial la Moraleja
                                                28108 Alcobendas, Madrid, Spain
                                                               www.acciona .com

                             ADDITIONAL INFORMATION
                          ACCIONA: INVESTMENT IN ENDESA

 The investment of Acciona in Endesa is an autonomous transaction, decided exclusively by Acciona within the framework of its growth strategy in the electrical sector.

There has been no contact or even prior agreement by Acciona with Endesa, or with its representatives, or with any other shareholder or potential investor, including E.on and Gas Natural.

The 10% purchase was executed on the market at a fixed price of 32 euros per share, at which it is considered that the investment can be profitable for the shareholders of Acciona. The investment will be additive in terms of profit per share if the precautions issued by ENDESA are followed. The investment, however, is not exempt from the risks inherent to any stock exchange investment.

With the taking of this participation, Acciona is betting on a long-term business project, trusting that its investment will also benefit Endesa, its shareholders and the other strategic partners who hold or may acquire significant interests with the intention of taking part in management. The investment does not presume the acquisition of control over the decisions of Endesa. Acciona does not make the investment for speculative purposes, notwithstanding the reservation to itself of the greatest autonomy of decision-making with regard to the investment and its potential liquidation at the time and under the circumstances most advisable in the interest of its shareholders.

Acciona is interested in increasing its share in the capital stock of Endesa up to a percentage that does not require the formulation of a mandatory offer (that is, without reaching 25% with the current regulations in force) unless this proves inadvisable under the circumstances.

For that purpose, Acciona has a financing offer, with the condition that there is no significant adverse change in market conditions for acquisition of up to an additional 10% of the capital stock of ENDESA. And as a precaution in case it is decided to increase this investment above the 10% initially purchased, Acciona has contracted for financial coverage to neutralize the risk of fluctuation of the share purchase price by an additional 3.692% of the capital in case its quotation deviates from the price paid (32 euros) in the initial investment. The increase of the participation is subject in any event to the condition of obtaining the prior approval of the Comision Nacional de la Energia

[National Energy Commission] pursuant to Royal Law Decree 4/2006, of February
24. The authorization shall be sought immediately.

The Financing offer, which also includes substituting the purchased 10% bridge financing, includes the possibility of debt without recourse against Acciona for 80% of the total investment. Acciona's commitment to contribute its own resources, which will be financed with debt by Acciona in the context of the same transaction, is 20% of the investment. Acciona will commit, if financing without recourse is accepted, a contingent obligation to contribute more capital to the purchasing affiliated company for a total amount of 435 euros. Therefore, Acciona's financial commitment is limited to 20% of its investment and potentially an additional maximum amount of 435 million euros. The rest of the financing will have purchased shares as its only backing. The financing without recourse, if any, will have a term of 6 years.

Acciona expressly declares that it assumes no commitment to acquire more shares at the same price, conditions, and that it shall decide freely on the basis of the circumstances, without time limitation.

For any significant change to the investment from the public announcement, information will be given to the CNMV and to the market in accordance with current law.

Finally, Acciona wishes to state that its investment in Endesa cannot be considered unfriendly by anyone, because it coincides with the social interest of the great Spanish electrical company and that of its shareholders.